UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 27, 2011

Meta Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22140	42-1406262
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

121 East Fifth Street, Storm Lake, IA  50588
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (712) 732-4117

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of James S. Haahr as Chairman of the Company Board and Bank Board

On September 27, 2011, Meta Financial Group, Inc. (the “Company”) and MetaBankTM, a wholly-owned subsidiary of the Company (the “Bank”), announced the retirement of James S. Haahr as a member of the board of directors of the Company (the “Company Board”) and the board of directors of the Bank (the “Bank Board”), effective as of the close of business on September 30, 2011.  James S. Haahr has served in various capacities since beginning his career with the Bank in 1961, and he currently serves as Chairman of the Company Board and the Bank Board. It is anticipated that James S. Haahr and the Company will enter into a consulting agreement, pursuant to which he will render consulting advice and services to the Company regarding the business and affairs of the Company and the Bank.  James S. Haahr will be entitled to receive the retirement benefits pursuant to the applicable plans, contracts and arrangements previously described in the Company’s definitive proxy statement filed by the Company with the Securities and Exchange Commission (the “SEC”) on December 16, 2010.  The Company is not aware of any disagreement between James S. Haahr and the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Troy Moore III to the Company Board and the Bank Board

The Company Board and the Bank Board appointed Troy Moore III to fill the vacancy created by James S. Haahr’s retirement, effective October 1, 2011.  Mr. Moore joined the Company and its affiliates in 1997.  He has risen through increasingly responsible positions and now serves as Executive Vice President and Chief Operating Officer of the Company and the Bank.  Mr. Moore will join the Bank Board’s Loan Committee upon becoming a member of the Bank Board; it is not anticipated that Mr. Moore will serve on any Company Board committees.  Mr. Moore is the son-in-law of James S. Haahr and the brother-in-law of J. Tyler Haahr, the Company’s President and Chief Executive Officer and newly-elected Chairman.

Pursuant to the Stipulation and Consent to Issuance of Order to Cease and Desist entered into by each of the Company and the Bank with the Office of Thrift Supervision (“OTS”), as described in a Form 8-K filed by the Company with the SEC on July 18, 2011, the Company provided prior notice of the change in its directors to the Federal Reserve Board, which became responsible on July 21, 2011 for all functions of the OTS related to thrift holding companies, and the Bank provided prior notice of the change in its directors to the Office of the Comptroller of the Currency, which became responsible on July 21, 2011 for all functions of the OTS related to federal savings banks.  Neither agency took objection to Mr. Moore’s appointment.

There was no arrangement or understanding between Mr. Moore and any other persons pursuant to which Mr. Moore was selected. Mr. Moore has no relationships or related party transactions with the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K.   Consistent with the Company’s policies with respect to compensation of employee directors, Mr. Moore will receive no additional compensation, grants or awards in connection with his service as a member of the Company Board and the Bank Board.

Each of the Company Board and the Bank Board currently consists of seven members. Approximately one-third of the directors of the Company are elected annually to serve for three-year periods or until their respective successors are elected and qualified. James S. Haahr’s term was set to expire at the 2012 Annual Meeting of Stockholders, and Mr. Moore is expected to be a nominee for re-election to the Company Board at the 2012 Annual Meeting of Stockholders.

A copy of the press release announcing James S. Haahr’s retirement, the appointment of Troy Moore III to the Company Board and the Bank Board and the election of J. Tyler Haahr and E. Thurman Gaskill to serve as the Chairman and Vice Chairman, respectively, of the Company Board and the Bank Board is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01           Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

META FINANCIAL GROUP, INC.

	By:	/s/ David W Leedom
David W. Leedom
Executive Vice President, Secretary, Treasurer,
and Chief Financial Officer

Date: September 27, 2011

EXHIBIT LIST

Exhibit No.	Description

99.1	Press Release dated September 27, 2011